Exhibit 99.B(h)(7)

SECOND AMENDMENT

TO

CO-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 29 day of February, 2016 by and among PNC FUNDS (the “Fund”), PNC CAPITAL ADVISORS, LLC (“PNC Capital”) and BNY MELLON INVESTMENT SERVICING (US) INC. (“BNY Mellon”).

Background:

A.                                    The Fund and BNY Mellon entered into a Co-Administration and Accounting Services Agreement dated as of June 30, 2010, as amended, (the “Agreement”) relating to BNY Mellon’s provision of certain administration and accounting services to the Fund.

B.                                    The parties desire to amend the Agreement as set forth below.

Terms:

The parties hereby agree to amend the Agreement as follows:

1.                                      Exhibit A to the Agreement is hereby amended and restated to reflect the inclusion of PNC International Growth Fund. Exhibit A as amended is attached hereto.

2.                                      Except as specifically amended herein, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

3.                                      The Agreement as amended and supplemented hereby constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

4.                                      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.                                      This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Karen S. Vavra

Name:	Karen S. Vavra

Title:	Managing Director

PNC CAPITAL ADVISORS, LLC

By:	/s/ Mark S. McGlone

Name:	Mark S. McGlone

Title:	President & CIO

PNC FUNDS

By:	/s/ Jennifer E. Spratley

Name:	Jennifer E. Spratley

Title:	President

EXHIBIT A

THIS EXHIBIT A, amended and restated effective as of December 2, 2015, is Exhibit A to that certain Co-Administration and Accounting Services Agreement dated as of June 30, 2010 among BNY Mellon Investment Servicing (US) Inc., PNC Capital Advisors, LLC and PNC Funds.

Portfolios

PNC Balanced Allocation Fund
PNC International Equity Fund
PNC International Growth Fund*
PNC Large Cap Core Fund
PNC Large Cap Growth Fund
PNC Large Cap Value Fund
PNC Mid Cap Fund
PNC Multi-Factor Small Cap Core Fund
PNC Multi-Factor Small Cap Growth Fund
PNC Multi-Factor Small Cap Value Fund
PNC S&P 500 Index Fund
PNC Mid Cap Index Fund
PNC Small Cap Index Fund
PNC Small Cap Fund
PNC Bond Fund
PNC Government Mortgage Fund
PNC High Yield Bond Fund
PNC Intermediate Bond Fund
PNC Limited Maturity Bond Fund
PNC Total Return Advantage Fund
PNC Ultra Short Bond Fund
PNC Intermediate Tax Exempt Bond Fund
PNC Ohio Intermediate Tax Exempt Bond Fund
PNC Maryland Tax Exempt Bond Fund
PNC Tax Exempt Limited Maturity Bond Fund
PNC Government Money Market Fund
PNC Money Market Fund
PNC Tax Exempt Money Market Fund
PNC Treasury Money Market Fund
PNC Target 2020 Fund
PNC Target 2030 Fund
PNC Target 2040 Fund
PNC Target 2050 Fund
PNC Retirement Income Fund

*Servicing expected to commence on or about February 29, 2016.